EXHIBIT 10.5

ORIGINAL

FORM OF

 Code word for this Charter Party
"SHELLTIME 4"

Issued December 1984

Time Charter Party
LONDON, 31.10.2006

IT IS THIS DAY AGREED between

Of Marshall Islands                         (hereinafter referred to as "Owners"), being owners of the good motor tanker vessel called

(hereinafter referred to as "the vessel") described as per Additional Clauses Number 1, hereof and
of                                                     (hereinafter referred to as "Charterers"):

Description and Condition of Vessel
1.     At the date of delivery of the vessel under this charter
(a)   she shall be classed: (See additional clause 1)
(b)  she shall be in every way fit to carry crude petroleum and/or its clean and dirty products; always in accordance with vessel's class certificates, coating manufacturers resistance list and the vessel's trim, stability and stress requirements, maximum 3 grades (within the vessel's natural segregations), but always excluding asphalt , bitumens, casinghead — LWSR permitted only if compatible with coating manufacturers resistance list. Charterers not to re-dellver the vessel with last cargo orimulsion, CBFS or LSWR.

(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service with her machinery, boilers, hull and other equipment including but not limited the hull stress calculator and radar) in a good and efficient state:
(d) her tanks, valves and pipelines should be oil-tight;
(e) she shall be in every way fitted for burning
~~at sea fuel oil with a maximum viscosity of Centistokes at-50-dogreos Contigrade/any~~
~~commercial grade of fuel oil~~ ("ACGFO~~") for main propulsion~~, marine diesel oil/ ACGFO ~~for auxiliaries~~
~~In  port marine diesel oil/ ACGFO for auxiliaries~~:
IFO and MGO as per clause 29 hereof
(f)     she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay:
(g)      she shall have on board all certificates, documents and equipment required from time to time by any applicable lawito enable her to perform the charter service without delay:
(h)      she shall comply with the description in Intertanko Questionnaire 88 and OCIMF questionnaire ~~Form B~~ appended hereto, provided however that if there is any conflict between the provision of ~~Form B~~ Inertanko Questionnaire 88 and OCIMF questionnaire and any other provision, including this Clause I,of this charter such other provision shall govern. See vessel's description rider Clause I,

Shipboard Personnel And their Duties
2. (a) At the date of delivery of the vessel under this charter and throughout the entire period of this Charter Party
(i) she shall have a full and efficient complement of master, officers and crew for vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;
(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;
(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978; as amended from time to time.
(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.
(v) All ship board personnel will comply with the OCIMF Guidelines for the control of drugs and alcohol on board ship.
(vi) Owners guarantee that the Owners or management company as the case may be shall always be in compliance with ISM Code or any future equivalent.
(b)      Owners guarantee that throughout the charter service the master shall with the vessel's officers and crew, unless otherwise ordered by Charterers,
(i) prosecute all voyages with the utmost despatch;
(ii) render all customary assistance. And
(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so , by night and day, but always in accordance with the laws of the place of loading or discharging ( as the ease may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain

3.           (i) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clause l and 2 (a), exercise due diligence so to maintain or restore the vessel.
(ii)  if at any lime whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of clauses 1,2 (a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.
Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy available to Charterers, but such reduction of hire is in respect of the time lost, such time shall be excluded from any calculation tinder Clause 24.
(iii)  If owners are in breach of their obligation under Clause 3(i) Charterers may also so notify Owners in writing: an if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers' reasonable satisfaction the exercise of due diligence as required in Clause 3 (i), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by owners or from any later date stated in such notice. This sub-Clause (iii) is without prejudice to any rights of Charterers or obligations of Owners under this charter of otherwise (including without limitation Charterers' rights under Clause 21 hereof.

Period Training Limits

4. Owners agree to let and Charterers agree to hire the vessel for a period of See Additional Clause 23 (Period clause which will reflect agreement in main terms)
commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise
(subject always to Clause 28) including in particular . See Additional Clause 3 (Trading Limits)

In any part of the world as Charterers shall direct, subject to the limits of the current  ~~British~~ Institute Warranties and any subsequent amendments thereof, Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the vessel ~~to ice bound waters~~ or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel's underwriters as a consequence of such order. (Including but not limited to, extra premiums due under Owners loss of hire insurance cover)
Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof expect for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-ship Transfer Guide. Vessel not to be used as storage tanker nor as a shuttle vessel for more than 2 months per year.
The vessel shall be delivered by Owners in: DOP I SP/SA MED/BSEA/UKCONT/USAC/USG CARIES/EAST COAST CANADA in Owner's option. It is also Owners option to deliver the vessel at sea 5 days steaming south of Los Angeles. Should Owners exercise such option and deliver the vessel at this position then the Charterers will have the right to redeliver the vessel at sea in the Pacific Ocean in a position which is no further from Balbao than the delivery position, and redelivered to Owners ~~at a port~~ in dropping last outbound sea pilot One (I) safe port United States Atlantic coast, United States Gulf Caribbean, East coast Canada, Mediterranean, United Kingdom Continent European Mediterranean
At Charterers' option.

Laydays/ Cancelling
5. The vessel shall not be delivered to Charterers before December 2006 — January 2007 to be narrowed (See also Rider Clause 37) and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before

Owners to Provide
6. Owners undertake to provide and to pay for all provisions, luboils, wages, and shipping and discharging fees and all other expenses of the master, officers and crew: also, except as provided in Clause 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water: for all dry-docking, overhaul maintenance and repairs to the vessel: and for all fumigation expenses and de-rat certificates, Owners' obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores provisions and other matters aforesaid which Owners are to provide and paid for and Owners shall refund the Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.

Charterers to Provide
7. Charterers shall provide and pay for all fuel (except fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and tax/dues on cargo/freight and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners' account when such items are consumed, employed or incurred for Owners' purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22) : and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners. OPA charges for Charterers account.

Rate of Hire

8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of USD           per day, and pro rata for any part of a day, from the time and date of her delivery UTC ~~(local time)~~  until the time and date of her redelivery (local time) to Owners.

Payment of Hire

9. Subject to Clause 3 (iii), payment of hire shall be in immediately available funds to: In US$ to Owners designated Bank :
In U.S.A. Dollars per calendar month in advance, less:
(i) any hire paid which Charterers reasonably estimate to relate to off-hire periods , and
(ii) any amounts disbursed on Owners' behalf, any advances and commission thereon, and charges which are for Owners' account pursuant to any provision hereof, and
(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3 (ii) or 24 hereof, any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained, Charterers shall not be responsible for any delay or error by Owners' hank in crediting Owners' account provided that Charterers have made proper and timely payment.
In default of such proper and timely payment,
(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise : and
~~(b)      Interest on any amount due but not paid on the due date shall accrue from the days after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12:00 New York time on the due date; or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30 day months, compounded semi-annually.~~

Space Available to Charterers
10.      The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners' suite shall be at Charterers' disposal, reserving only proper and sufficient space for the vessel's master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 550 tonnes at any time during the charter period.

Overtime
11.      Overtime pay of the master, officers and crew in accordance with ship's articles, even telecommunication expenses and gratuities to third parties shall be for Owners ~~Charterers'~~ account , ~~when incurred~~ as a result of complying with the request of Charterers or their agents, for loading, discharging, heating of cargo, bunkering or tank cleaning. Charterers shall pay together with hire lumpsum USD         per month covering all the above.

Instructions And Logs
12.      Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require, Charterers shall be entitled to take copies at Owners' expense of any such documents which are not provided by the master, Reports to be completed in English.

Bills of Lading
13. (a) The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct ( subject always to Clauses 35 (a) and 40) without prejudice to this charter, Charterers hereby indemnify Owners against all consequences or liabilities that may arise
(i)  from signing bills of lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such bills of lading fail to confonn to the requirements of this charter , or (except as provided in Clause 13 (b) from the master otherwise complying with Charterers' or their agents orders;
(ii)  from any irregularities in papers supplied by Charterers or their agents.
(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo.
(i) at any place other than that shown on the bill of lading and/or
(ii) without presentation of an original bill of lading
unless they have received from Charterers both written confirmation ~~of such orders and an indemnity in the form acceptable to Owners~~. Invoking the letter of Indemnity as per additional Clause Na. 25 of the riders.

Conduct of Vessel's personnel

14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded , Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15.      Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter period or on the early termination of this charter) accept and pay for all bunkers remaining on board, at their respective purchase price which to be supported by vouchers. ~~at the then current market prices at the port of delivery or redelivery, as the case may be, or if such prices are not available payment shall be at the then current market prices at the nearest port at which such prices are available provided that if delivery or redelivery does not take place in a port payment shall be at the price paid at the vessel's last port of bunkering before delivery or redelivery, as the case may be, Owners shall give Charterers the use and benefit of any fuel contracts that may have in force from time to time, if so required by Charterers, provided supplies agree.~~

Stevedores, Pliots,Tugs

16.           Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners  from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged, Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions ( even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company): provided, however, that
(i) The foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit  their  liability if they had themselves employed such pilots, tugboats or stevedores, and
(ii)           Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners arc unable by the exercise of due diligence to obtain redress therefor from stevedores.

Supernumeraries

17.           Charterers may send representatives in the vessel's available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except liquors, Charterers paying at the rate of US$      per day for each representative while on board the vessel.

Sub-letting	18. Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter.

FinalVoyage

19.           If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers' reasonable estimate of the time necessary to complete Charterers' programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for
(i) Disbursements on Owners' behalf or charges for Owners' account pursuant to any provision hereof, and
(ii) Bunkers on board at redelivery pursuant to Clause 15.
Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.
If at the lime this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20.           Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss: should the vessel be a constmctive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel's underwriters agree that the vessel is a constructive total loss: should the vessel be missing, this charter shall terminate and hire cease at noon on the day of which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire
21. (a) On each and every occasion that there is loss of time (whether by way of interniption in the vessel's service or, from reduction in the vessel's performance, or in any other manner)
(i) Due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs: breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; time lost by vessel for obtaining all necessary authorisation or certificates for trading, collision, stranding, accident or damage to the vessel: or any other similar cause preventing the efficient working of the vessel: and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel's service) or cumulates to more than three hours (if resulting from partial loss of service); or
(ii) Due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew ; or
(iii) For the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers' representative carried under clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers' representative), and such loss continues for more than three consecutive hours; or
(iv) Due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without5 the written consent or instructions of Charterers or their agents, or at any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master , officers or crew; or

(v) Due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel's owners, or Owners (unless brought about by the act or neglect of Charterers);
(vi) Delay for failure in obtaining M.O.C vetting approvals See additional clause No. 22.4, then without prejudice to Charterers' rights under clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be of from the commencement of such loss of time until she is again ready and in efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however , that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.
(b)           If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between
(i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and
(ii) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).
For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.
(c)           Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21 (a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.
(d) If the vessel's flag state becomes engaged in hostilities, and Charterers in consequences of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof, then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.
~~(e) Time during which the vessel is off hire under this charter shall count as part of the charter period.~~
(e) Time during which the vessel is off hire under this Charter Party shall count as part of the Charter Period, but Charterers shall have the option, in the event off-Hire period exceeds 20 days, to add such time over the said allowance to the relevant Charter period, by notifying the Owners 30 days prior to the natural expiration of each Charter period, as the case may be.

Periodical Drydocking

22. (a) Owners have the right and obligation to drydock the vessel at regular intervals of as required by Classification Society and in case of emergency. On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than 90 days before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.
Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners' disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter.
~~(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpo0se and reception facilities for tank washings an residues), the vessel shall be off hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers' service and is at the position at which she went off hire or a position no less favourable to Charterers, whichever she first attains. However~~
~~(i) provided that owners exercise due diligence in gas freeing, any time lost in gas freeing to the standard required for entry into drydock for cleaning or painting the hull shall not count as off hire, whether, lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and~~
~~(ii) any additional time lost in further gas freeing to meet the standard required for hot work or entry to cargo tanks shall count as off hire, whether lost on passage to the drydocking port or after arrival there.~~
~~Any time which, but for sub clause (i) above, would be off hire, shall not be included in any calculation under Clause 24.~~
Time and ~~The~~ expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners' account.
(c) If Owners require the vessel, ~~instead of proceeding to the offered port,~~ to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers' instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used of such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.
~~(c)        Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank cleaning necessary to meet Charterers' requirements credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.~~

Ship Inspection

23.           Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however,
(i)           That neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master's or Owners' authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers' responsibilities to Owners or third parties for the same; and
(ii)         That Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

Detailed Description	24. (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:-
And Performance	Average speed In knots Laden	Maximum average bunker consumption main propulsion-auxiliaries Fuel oil~~/diesel oil~~ fuel oil~~/diesel oil~~ Tonnes tonnes

Ballast

See Vessels Description Clause Number 1 and over performance Clause Number 26

The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro-rated between the speeds shown.
The service speed of the vessel is       knots laden and           knots in ballast and in the absence of Charterers' orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the "ordered speed").
~~If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the "maximum recognised speed"), than for the purpose of calculating any increase or decrease of hire under this Clause 24 the maximum recognized speed shall be used in place of the average speed actually attained.~~

For the purposes of this charter the "guaranteed speed" at any time shall be the then-current ordered speed or the service speed, as the case may be
The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24(c) , but excluding any time during which the vessel is ~~(or-but-for Clause 22 (b) (i) would be)~~ off-hire and also excluding "Adverse Weather Periods", being (i) any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon to noon, when winds exceed force 8 5 on the Beaufort Scale for more than 12 hours.
(b) If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below or-exceeds the performance guaranteed in Clause 24 (a) then if such shortfall ~~or excess~~  results
(i)From a reduction or an increase in the average speed of the vessel, compared to the speed guaranteed its Clause 24 (a), then an amount equal to the value at the hire rate or the time so ~~lost or gained, as the case may be,~~ shall be deducted from ~~or added to~~ the hire paid;
(ii) From an increase ~~or a decrease~~ in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24 (a), an amount equivalent to the value of the additional bunkers consumed ~~or the bunkers saved, as the case may be~~, based on the average price paid by Charterers for the vessel's bunkers in such period, shall be deducted from or added to the hire paid.
~~The addition to or~~ deduction from hire so calculated for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such ~~addition or~~ deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total ~~addition to or~~ deduction from hire to be made for such period.
Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.
(c)      Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the dale of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers' estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to
(d) Owners a
~~(e)~~ the case may require. Payments in respect increase of hire arising under this Clause shall be made promptly after receipt by Charterers of all the information necessary to calculate such increase~~.~~

Salvage

25.      Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.
All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master's, officers' and crew's share.

Lien
26. Owners shall have a lien upon all cargoes and freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions

27.      (a)      The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel: fire, unless caused by the actual fault or privity of Owners: collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however that Clauses 1,2,3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.
(b)      The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.
(e)      Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of
(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or
(ii) any claim ( whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any ~~All~~ such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the Hague-Visby Rules.
(d)      In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo and the time taken to repair such damage, shall be for Charterers' account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers

29.           Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistokes ~~at 50 degrees-Centigrade~~ according to RMG 35~~/ACGFO~~ for main propulsion and diesel oil~~/ACGFO~~ according to DMA for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be reliable for the extra cost thereof. (See also additional Clause 38).
~~Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and conditions of Shell International Trading Company and with its specification for marine fuels as amended from time to time.~~

Disbursements
30.      Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advantages and commissions shall be deducted from hire.

Laying-up
~~31.           Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe places nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up.  Charters may exercise the said option any number of times during the charter period.~~

Requisition
32.      Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be or Owners' account. Any such requisition period shall count as part of the charter period.

Outbreak of War

33. If war hostilities break out between any two or more of the following countries: USA., Russia and CIS States, PRC, UK, Netherlands, Germany, France, Italy in so far that such areas have been declared War Risk areas by the War Risk rating committee in London as recognised by the Lloyds of London both Owners and Charterers have the right to cancel this Charter. However neither party shall be entitled to terminate this Charter Party on account of minor and/or local warlike operation or economic warfare anywhere which will not interfere with the vessel's trade. This cancellation to be declared within a period of 15 days from the date in which the Hull & Machinery insurers officially report the outbreak of such war. ~~If war or hostile break out between two or more of the following countries: USA, U.S.S,R., P.R.C., U.K., Netherlands, both Owners and Charterers shall have the right to cancel this charter.~~

Additional War Expenses

34. If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, (net of discounts) including Hail & Machinery and Loss of  Hire, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

War Risks
35. See Rider Clause 32 ~~(a) The maser shall not be required or bound to sign bills of lading for any place which in his or Owners' reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.~~
~~(b)           If in the reasonable opinion of the maser or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a "place or period"), then Charterers or their agents shall be immediately notified by telex or radio message, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of period, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of its as may be affected at any place which they or the maser may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfillment of Owners' obligations under this charter so far as the cargo so discharged is concerned.~~
~~(c)           The vessel shall have liberty to comply with any directions and recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risk insurance on the vessel the rigt to give any such directions or recommendations.  If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation .~~
~~If by reasons of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the maser or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected.  Such discharge shall be deemed to be due fulfillment of Owners' obligations under this charter so far as cargo so discharged is concerned.~~
~~Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.~~

Both to blame Collision Clause

36. If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply; "If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non- carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier".
"The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contract".
Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause

37. General average contributions shalt be payable according to the York/Antwerp Rules, ~~1974,~~ 1994, as amended from time to time and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:
"In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo"
"If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers, such deposit as the earner or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery."
Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount
38. Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause:
"(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the "Hague Rules") as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the "Hague-Visby Rules"). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the "Hague-Visby Rules".
"(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be demised to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules."
"(3)  If any term of this bill of lading is repugnant to the Hague-Visby Rules or Hague Rules if applicable, such term shall be void to that extent but no further."
"(4)  Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law."

TOVALOP

39.           Owners warrant that the vessel is:
(i) ~~a tanker in TOVALOP and.~~
(ii) Properly enter in Steamship Mutual P&I Club
and will so remain during the currency of this charter.  See ITOPF Clause 28
~~When an escape of discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the Threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimize such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits, the nature of the measures intended to be taken by them.. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners' authority as Owners' agent, and shall be at Owners' expense except to the extent that:~~
~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~
~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International Convention on Civil Liability for Oil Pollution Damage.  Owners are or, had the said Convention applied to such escape or discharge or to the Threat, would have been exempt from liability for the same, or~~
~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States Dollars (US$106) per ton of the vessel's Tonnage or sixteen million eight hundred thousand United States Dollars (US$16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled in recover such excess under either.~~
~~The 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL;~~
~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures should be discontinued, Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereon cease.~~
~~The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have no acquire by law or any International Convention or TOVALOP.~~
~~The term "TOVALOP" means the Tanker Owners' Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended from time to time, and the term "CRISTAL" means the Conmet Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as amended from time to time.  The term "Oil", "Pollution Damage", and "Tonnage" shall for the purposes of this Clause 39 have the meaning ascribe to them in TOVALOP~~

Export Restriction
40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.
Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:
"If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitle to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned".
The foregoing provision shall apply mutatis mutandis to the charter, the reference to a bill of lading being deemed to be references to this chapter.

Law and Litigation

41. (a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.
(b) Any dispute arising under this charter shall be decided by as per LMAA Arbitration Clause (see clause 27 of the rider) ~~the English Courts to whos jurisdiction the parties hereby agree.~~
(c) For smaller disputes upto US$ 100,000 the small claim procedure laid by the London Maritime Arbitrators Association and any subsequent amendment thereto shall apply.
~~(d) Notwithstanding for foregoing, but without prejudice to any party's right to arrest or maintain the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof for the time being in force.~~
~~(i) A party shall lose its right to make such an election only if:~~
~~(a) It receives from the other party a written notice of dispute which.~~
~~(1) States expressly that a dispute has arisen out of this charter;~~
~~(2) Specifies the nature of the dispute; and~~
~~(3) Refers expressly to this clause 41 (c)~~
~~and~~
~~(b) It fails to give notice of election to have the dispute referred to arbitration not later than 30 days from the date of receipt of such notice of dispute~~
~~(ii) The parties hereby agree that either party may~~
~~(a) appeal to High Court on any question of law arising out of an award;~~
~~(b) apply to the High Court for an order that the arbitrator state the reasons of his award;~~
~~(c) give notice to the arbitrator for that a reasoned award is required; and~~
~~(d) It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.~~

Construction
42. The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.
"Charterers" Additional Clauses from No.1 to No. 40 attached hereto are to be incorporated into this Charter Party.

The Owners :

The Charterers :

ADDITIONAL CLAUSES

TIME CHARTER PARTY DATED

1. VESSEL'S DESCRIPTION CLAUSE
Owners guarantee the following speed/consumption in moderate weather up to and including Beaufort Scale Force 5 excluding voyages of less than 24 hours and areas such as restricted channels and where slow speed is required by authorities of the port. Calculation to be made from full away on leaving last pilot to end of seapassage,

Class: ABS +Al (E), Crude and Oil Product Carrier, +AMS, +ACCU, SH, SHCM, ReS, VBC(-L)
Deadweight: 72,515 mt

Gross Tonnage: Net Tonnage:	41,526 mt 20,970 mt

Main dimensions:
LOA: 227.8 Metres
LBP: 219 Metres
Beam: 32.24 Metres
Depth: 20.6 Metres

Cargo cubic capacity (including slop tanks)(98%): 83,058.20 m3

Main engine/power: MAN B&GW6S60MC — 14,100 BHP

Speed/consumption

All consumption expressed in tonnes of IFO 380 per day, unless otherwise specified. Consumption up to Beaufourt 5 included, at service speed.

Ballast	Laden
14.5 knots on 37.0 mt + 3.0 mt	14.0 knots on 37.0 mt + 3.0 mt
Maintain Cargo Temperature upto 135 F	10 mt Ifo
Increase Temperature from 44 To 66 C
(Air 0 Deg - Sea 5 Deg) in 96 Hours	120 mt Ifo/Total
Inerting all tanks by IGS	20 mt Ifo per 36 Hrs or 13.3 mt Ifo per day
Diesel generator idle	3.0 mt Ifo
Boilers idle	4.0 mt Ifo
Discharging in 24 hrs	32.0 mt Ifo + 12.0 Mt of mgo
Loading	10.0 mt Ifo

Ballasting/Deballasting	8.0 mt Ifo X 12 Hrs

Butterworth all tanks about 36 hrs	17.0 mt Ifo

Vessels full description as given and vessel speed and consumptions are guaranteed as average speed for voyages over 24 hrs and subject to vessel not remaining idle in tropical waters for more than 15 days, Actual speed and consumptions are to be compared against the TCP figures above and shall be mutually revised/agreed between Owners and Charterers after six months of trading however final consumptions to be in line for with those of similar vessels/engines. No claims in respect of the Vessel's performance shall be submitted by either party during the first six months of trading. The speed and consumption so agreed by Owners and Charterers to be included into an addendum to be attached to this TCP.

Cargo System/pumps:	3 steam driven centrifugal pumps of 2,000 Cu M/hr each

Ballast system/pumps:	2 electric driven centrifugal pumps of 1,200 Cu M/hr each

Auxiliary boilers:	2 Aalborg 2.0 ton/hr x 16.6 Kg/cm2
Exhaust:	1 Kangrim 1.0 ton/hr x 6 Kg/em2

Mooring equipment:	according to OCIMF requirements

Lifting equipment:	1 hose handling crane 15 mt

2.   COFR CLAUSE
If U.S.A. trade all cost payable per call related to COFR and OPA 90 to be paid by Charterers to Owners against relevant documents, Owners to pass any relevant discount on the above to Charterers.

3.  TRADING LIMITS CLAUSE
Vessel to trade between good and safe ports/places, always afloat, worldwide within the current Institute Warranty Limits, however excluding: Albania, Turkish controlled Cyprus, Arab League boycotted countries, Sierra Leone, Liberia, Haiti, Orinoco river, Caripito, Somalia, Eritrea,Yugoslavia and former Yugoslavian republics (but including Omisalj and Rijeka), North Korea, Kampuchea and Vietnam, any voyage which will incur the risk of black listing and/or boycotting, war zones as defined by Lloyds of London and any other areas to which restrictions may be imposed by the United States, or the United Nations, or the flag state, The vessel is not allowed to trade Cuba during the last 6 months of the c/p. The vessel can trade Israel on a case-by-case basis and subject to the Owner's consent, Charterers may be allowed to order the ship to any war zones as defined by Lloyd's of London upon payment by Charterers of any additional insurance premiums required by the vessel's underwriters for such breach subject to owners prior consent which shall not be unreasonably withheld. Charterers may be allowed to breach Institute Warranty Limits, however breach of IWL to be always subject to owners/head owners approval on a case by case basis and upon payment by Charterers of any additional insurance premiums required by the Vessel's Underwriters for such breach. Vessel not to force ice nor follow ice-breakers,

4.  EXXON DRUG CLAUSE
Owners warrant that it has a policy on drug and Alcohol abuse ("Policy") applicable to the vessel which meets or exceeds the standards in the Oil International Marine Forum Guidelines for the Control of Drug and Alcohol onboard Ship. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40 mg/I00 ml or greater; the appropriate seafarers to be tested shall be all vessel's officers and the drug / alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the Policy should be that the frequency of the unannounced test be adequate to be as an effective abuse deterrent, and that all officers to be tested at least once a year through a combined program of announced testing, and routine medical examinations. Owners further warrant that the policy will remain in effect during the term of this charter and that the owners shall exercise due diligence to ensure that the policy is complied with,

5.  DETENTION CLAUSE
Should the vessel be seized or detained by any authority or arrested at the suit of any party having or purporting to have a claim against any interest of the vessel borne by the owner, hire shall not be payable in respect of any period during which the vessel is not at Charterers' use and all extra expenses shall be for Owners' account.

6.  STS - LIGHTERING CLAUSE
Owners shall allow transfer of cargo between the vessel and another vessel made fast alongside or while underway. However such procedure always subject to master's approval and to be in accordance with the ICS/OCIMF Ship to Ship Transfer guide (Petroleum), All extra equipment required and extra expenses incurred for such transfer operation shall be provided by Charterers for their account,

7.  FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION CLAUSE
(1)Owners warrant that throughout the currency of this Charter they will provide the vessel with the following certificates:

(a) Certificates issued pursuant to the Civil Liability Convention 1969 (`CLC"), and pursuant to the 1992 protocols to the CLC, as and when in force

(b) Certificates issued pursuant to the Section 1016 (a) of the Oil Pollution Act 1990, and Section 108 of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended in accordance with Part 138 of Coast Guard Regulations 3 CFR, so long as these can be obtained by the owners from or by (identify the applicable scheme or schemes)

(c) Any other similar certificates of responsibility which may be required of Owners during the currency of this Charter Party to the extent that such certification can be readily and commercially obtained such that a prudent owner trading for his own account would obtain such certification.

(2) Notwithstanding anything whether printed or typed herein to the contrary,

(a) save as required for compliance with paragraph (1) hereof, owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the vessel lawfully to enter, remain or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this Charter

(b) Charterers shall indemnify owners and hold them harmless in respect of any loss, damage, liability or expense (including but not limited to the costs of any delay incurred by the vessel as a result of any failure by the charterers promptly to give alternative voyage orders) whatsoever and howsoever arising which owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

(c) Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which charterers and/or the holders of any bill of lading issued pursuant to this Charter may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

(3)	Owners warrant that they have and will maintain through the period of this charter party the Standard Oil Pollution Insurance cover issued by the vessel's P & I club (currently USD One billion)

(4)
if requested by Charterers, Owners shall promptly furnish to the Charterers proper evidence of such P & I Insurance and Excess Insurance immediately upon signing this charter or any time during the charter term. The above warranty is to be regarded as an essential part of this charter, which is conditional on its truth or performance, so that the breach entitles the charterers in eharterer's option, to terminate the charter and/or recover any damages allowable in Law.

Charterers warrant that terms of this clause will be incorporated effectively into any bill of lading issued pursuant to this charter,

8.  NOTICE CLAUSE
Owners and Charterers to give delivery/re-delivery notices, respectively: 15, 10 days approximate and 7, 5, 3, 2, 1 days definitive,

9.  ENGLISH LANGUAGE CLAUSE
Owners/Managers undertake to have English speaking personnel available to ensure appropriate communications between Chatterers/Owners/Managers/Agents/ Authorities/ Terminal Officials.

10.  CHANGE OF OWNERSHIP CLAUSE
Throughout the duration of this Charter party, the Owners shall have the right to sell the vessel or to change management of the vessel, subject to the prior consent of Charterers, which shall not be unreasonably withheld.

11.  REMEASURING CLAUSE
Owner guarantee to immediately upon Charterers' request remeasure the vessel's DWT for the purpose of satisfying certain port/terminal regulations; such remeasurement will be performed by the Vessel's Registry subject availability and in accordance to the Vessel's Flag state regulations. All time and expenses for remeasurement to be for the Charterers' account against Owners' proper documentation and invoice.

12.  ITF CLAUSE
Ref. to clause 1. Owners warrant that the vessel has I.T.F. or equivalent certificate on board. In any event of the vessel being delayed by no compliance with the above or being rendered inoperative by strikes, labour stoppages, or by any difficulties due to vessel flag, ownership, crew, terms of employment of officers or, crew, or any other vessel under the same ownership, operation or control, all time lost is to be considered as off hire and expenses to be for Owners' account.

13.  IGS/SBT/COW SYSTEMS CLAUSE
Owners warrant that the vessels is equipped with an inert gas system and segregated ballast tanks on board the vessel and said system are in working order and shall be operational during the duration of this charter,

In the event is required by terminal personnel or independent inspectors to breach the inert gas system for the purpose of gauging, sampling, temperature determination or ascertaining remaining on board quantities after discharge, the master shall comply with these requirements consistent with safe operation of the vessel and regulations of the port.

If requested by Charterers, Owners agree to conduct crude oil washing of all cargo tanks at discharge port(s) simultaneously with discharge operations.

If the above systems are not in good working conditions due to the vessel/crew/Owners' negligence and is causing delay in vessel's normal operations, the vessel will be put off hire for such time actually lost and bunkers consumed shall be for Owners' account.

14.  HEATING CLAUSE
Vessel to load cargo up to and maximum 165 degrees Fahrenheit. Vessel to be able through the time charter period to maintain the cargo temperature up to maximum of 135 degrees Fahrenheit. Vessel to heat up to 10 degrees Celsius in 96 hours, but cargo temperature never to exceed 145 degrees

Fahrenheit.

15.  CLEANING VESSEL CLAUSE
Owners/Master to be at Charterers' disposal for all tank cleaning making full use of the vessel's crew and equipment. Owners, master and crew to use best endeavour to minimise cleaning time and expenses.

16.  CAST IRON CLAUSE
Owners warrant that all riser valves and fittings, outboard of the last fixed rigid support to the vessel's deck that are used in the transfer of cargo or ballast will be made of steel or nosular iron and that only one steel reducer or spacer will be used between the vessel's valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold

17.  CARGO RETENTION CLAUSE
In the event that any cargo remain on board upon completion of discharge, Charterers shall have the right to claim against Owners an amount equal to the FOB port of loading value of such cargo plus freight due with respect thereto, provided that volume of such cargo is liquid, pumpable and reachable by vessel's normal discharge equipment as determined by an independent surveyor. The independent surveyor to be mutually agreed by both parties,

18.  ELIGIBILITY CLAUSE
Owners warrant the vessel is in all respects eligible under applicable conventions, laws and regulations for trading to the ports and places as specifies under this time charter. Owners warrants that vessel should have onboard for inspection by the appropriate authorities, all certificates, records, compliance letters, contingency plans and other documents required for such service, including but not limited to, the US Coast Guard Certificate of Financial Responsibility and the Certificate required by the International Convention on Civil Liability for Oil Pollution Damage 1969, as amended.

Owners further warrant that the vessel does, and will comply with all applicable conventions, laws, regulations and ordinances of any international, national states or local government entity having jurisdiction including but not limited to the US. Port and Tanker Safely Ad, as amended, the US Federal Water Pollution Control Act as amended, the International Convention for the Prevention of Pollution from Ships (MARPOL 1973) as amended together with 1978 protocol and 1984 amendments thereto and the International Convention for Safety of Life at Sea (SOLAS 1974) as amended together with 1978 Protocol and 1981/1 983 amendment thereto, IMO regulations.

Any delays, losses, expenses or damages arising as a result of failure to comply with this clause, shall be for Owner's account and charterers shall not be liable for any delay caused by Vessel's failure to comply the above warranties.

Notwithstanding any other provisions to the contract, if during the currency of the Time Charter party any laws and/or regulations are appraised and engaged prohibiting or restricting the employment of the vessel in her reasonably intended trade, Charterers shall without prejudice have the option to cancel the Time Charter Party, unless Owners decide to make the vessel in full compliance with such laws and/or regulations whereby the vessel can trade fully and freely according to the terms of the Charter Party.

19.  COMPLIANCES WITH REGULATIONS CLAUSE
Owners warrant that all trading certificates will remain valid during the course of this Chatter Party and the vessel will comply with all regulations in force al the ports within the trading range, as defined in C1.3 of this rider. If vessel fails to comply with the above, any damages, costs, delays or losses incurred will be, in any ease, for Owners account and Charterers shall have the option to put the vessel off-hire. Vessel shall not be put off-hire for alleged non-compliances only.

Should new legislations, rules and regulations ho adopted by any country, government body of other legislative authority so to affect the tradability of the vessel to any country, port or place under the terms of this charter party, then Owners and Charterers undertake to act reasonably in all circumstances, in a spirit of good cooperation, to discuss and find the right solution(s).

20.  LIBYAN CERTIFICATE CLAUSE
If required for calls to Libya, Charterers shall arrange for the Vessel's certificates to be translated into the Arabic language for their risk and time, and at Charterers' cost for the translation.

21.  O.C.I.M.F. CLAUSE
Ref, to Clause 1, Owners warrant that the vessel fully complies with Standards and Recommendations OCIMF for Oil Tankers, 1981 International safety Guide for Oil Tankers and Terminals, Standards for Oil Tankers Manifold and Associated Equipment (latest edition), Ship to Ship Transfer Guide (Petroleum) (latest edition) and Recommendation for Equipment Employed in the mooring of the Ship at single point Moorings (latest edition) and any future amendment thereto.

Should new legislations, rules and regulations adopted by any country, government body of other legislative authority so to affect the tradability of the vessel to any country, port or place under the terms of this charter party, then Owners and Charterers undertake to act reasonably in all circumstances, in a spirit of good cooperation, to discuss and find the right solution(s).

22.  VETTING CLAUSE
1..Throughout the duration of this charter, owners to arrange for the following oil company inspections at their time and expense: bp, shell, exxon/mobil, chevrontexaco and total, subject always to (i) the vessel's trading pattern, (ii) the oil company's acceptance criteria regarding new building vessels, (iii) the availability of inspectors at that time and (iv) that owners requests for vetting inspections are not declined unreasonably for oil companies' reasons.

2.      however, since the vessel is a new building, owners shall be granted a period of 3 (three) months from the completion of the first voyage under this charter to have the vessels inspected by the majors listed above, but always subject to the limitations provided in subparagraph (1) above.

3. if during the charter period, the vessel is found to be unacceptable by any of the major oil companies, listed in subparagraph (1) above, owners will immediately take steps to rectify any outstanding deficiencies at owners' expense and shall have the vessel re-inspected by the involved major oil company as soon as practicable, but always subject to the limitations provided in subparagraph (1) above.

4. in the event that

(a) either the vessel fails to obtain the acceptance(s) as per paragraph 2) above and she remains unacceptable for one or more oil companies for sixty (60) days after the time limit provided therein are expired, or

(b) the vessel remains unacceptable for any of the above major oil companies as per paragraph 1) above for 45 days after she has been found unacceptable as per paragraph 3) above, charterers shall have the right to put the vessel off-hire until missing acceptance(s) are reinstated, always subject to the limitations provided in subparagraph (1) above

5           the Owners will endeavour to arrange for newbuilding inspection from as many oil companies as possible before delivery.

23.  PERIOD AND OPTION
Owners agree to let and Charterers agree to hire the vessel for a period of five (5) years plus/minus thirty (30) days in Charterers option.

24.  PUMPING CLAUSE
Owners warrant vessel is capable of discharging her entire cargo within 24 hours or maintain 100 PSI at ship's rail provided shore facilities are capable of receiving same. If vessel fails to maintain this discharge rate, Owners are to instruct master to clarify by protest letter or remarks in time sheets, countersigned by receivers, the reason of such failure. If vessel's performance is below above referenced standard and pumping is delayed due to vessel's deficiency, owners shall be responsible for any excessive pumping time and should it become necessary to withdraw the vessel from the berth all expenses are to be for Owners' account and time to be considered off-hire. Additional time to be allowed for COW in accordance with vessel's technical description.

25.  LOI CLAUSE
STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

[P&I wording to be included]

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING

[P&I wording to be included]

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING AND WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING.

[P&I wording to be included]

26.  OVERPERFORMANCES CLAUSE
Notwithstanding anything contained in clause 24 hereabove, Charterers will not pay more than the rate provided in clause 8 and Owners are not entitled to ask compensation for vessel overperformances.

27.  LMAA ARBITRATION CLAUSE
All disputes or differences arising out of this contract which cannot be amicably resolved shall be referred to arbitration in London. Unless the parties agree upon a sole arbitrator, one arbitrator shall be appointed by each party. In the case of arbitration on documents, if the two arbitrators so appointed are in agreement their decision shall be final. In all other cases the arbitrators so appointed shall appoint a third arbitrator and the reference shall be the three-man tribunal thus constituted.
If either the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator, whether originally or by way of substitution for two (2) weeks after the other party, having appointed his arbitrator, has (by telex or letter) called upon the defaulting party to make the appointment, the president for the time being of the London Maritime Arbitrators Association, shall upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had been appointed in accordance with the terms of the agreement,.
This contract is governed by English Law and there shall apply to all proceedings under this clause the Terms of the London Maritime Arbitrators Association current at the time when the arbitration proceeding were commenced. All appointees shall be member of the Association.

28.  I.T.O.P.F. CLAUSE
Notwithstanding anything to the contrary in this Charter, there shall be no obligation upon the Owner or the Vessel to be a participant in the tanker Owners voluntary agreement concerning liability for oil pollution dated January 7th. 1969 as amended ("TOVALOP"). Owner, however, warrants that it is a member of the International Tanker Owners Pollution Federation ("ITOPF") and that Owner will retain such membership during the entire period of the services of the Vessel under this Charter.

29.  VESSEL'S MAINTENANCE CLAUSE
Upon reasonable notice, Owners to give to Charterers reasonable access to all documents regarding the vessel's performances whether aboard, ashore in Owners' or Owners Management's office together with reasonable access to the vessel for inspection purposes.
Owners and Charterers agree that a meeting will take place as often as necessary, but al least twice a year, between Owners and Charterers' technical staff in order to review and ensure prompt settlement of any technical problem that may have arisen,
During the charter party period(s), the Charterers to have the option every six (6) months to arrange for an independent surveyor to inspect the vessel at Charterers cost and expenses. The copy of the inspection report to be supplied to both Owners and Charterers.

30.  VESSEL'S FLAG AND CLASSIFICATION SOCIETY CLAUSE
For the duration of the charter party period the Owners will register the vessel into the Marshall Islands Registry and fly its flag. The vessel was built and is classed under ABS and the Owners intend to maintain this classification during the period of the Charter Party. Owners have the option to change classification within the IACS group for important reasons only.

War Clause
(clause n. 33 of Intertanktime 80 in substitution of 'War Risk Clause' n. 35 of Shelltime 4)

31.  ADDITIONAL WAR EXPENSES CLAUSE
If the Vessel is ordered to trade in areas were there is war (de facto or de jure) or /and where the area in question has been declared additional war risk premium areas by the Vessel's war risk insurers. Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event when such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claim by owners under their war risk insurance arising out compliance with such orders. For the purpose of this Charter Party, Charterers liability for war risk insurance premiums is to be based upon the insured value of the Vessel, which at delivery is United States Dollars (insured value to be advised) Charterers to benefit from rebates from hull insurers on war risk insurance premiums.

32.  WAR RISKS CLAUSE
(a) The Master shall not be required or bound to sign Bills of Lading for any place which in his or Owners' reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, or revolutions.
(b) If in reasonable opinion of the Master or Owners it becomes, for any of the reasons set out in Clause 32 (a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Charter, (a "place of peril"), then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a place of peril). If any place of discharge is or become a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo of such part of it as may be affected at any place which they or the Master may in their or his descretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owner's obligations under this Charter so far as cargo so discharge is concerned.
(c) The Vessel shall have liberty to comply with any directions or recommendations as to departure,

arrival, routes, ports of call, stoppages, destinations, zones, water, delivery or any other wise whatsoever given by the government of the state under whose flag of the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including de facto government or local authority or by any committee or person having under the terms of war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, shall not be deemed a deviation.
If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the master or Owners in his or their opinion select and their discharge the cargo or such part of it as may be affected.
Such discharge shall be deemed to be due fulfilment of Owners' obligations under this Charter so far as cargo so discharged is concerned.
Charterers shall procure that all Bill of Lading issued under this Charter shall contain the Chamber of Shipping War Risks clause 1952. See clause 31 (Additional War Expenses).
Owners to be entitled to insure their interest in the vessel for such terms as they deem fit up to its total insured value and also in the hire against any of the risks likely to be involved thereby, and Charterers shall make refund on demand of any additional premium thereby incurred and
1 Notwithstanding the terms of Clause 20 hire shall be payable for all time lost including any loss owing to loss or injury to the Master, officers or crew or to refusal by the Master, officer or crew to proceed to such zone or to be exposed of such risks.
2. In the event of the wages of the Master and/or officers and/or crew and/or the cost of provisions and/or stores for deck and/or engine room and/or insurance being increased by reason of or during the existence of any of the matter mentioned in Section (A) the amount of any increase shall be added to the hire and paid by the Charterers on production of Owners' account thereof.
Furthermore, notwithstanding any other provision of this Charter Party, any war bonus payable to Master and/or officers and/or crew shall be for Charterers' account,

33  VESSEL'S TRACKING CLAUSE
It is agreed that Charterers may from the time of fixing until completion of the Charter period employ an Inmarsat C Tracking system on the Vessel. All registration/communication costs relating to this tracking system will be for the Charterers' account. Charterers will advise when the system is operative and confirm termination upon completion of Charter. Owners to supply lnmarsat C number (9 digits, beginning with 4), manufacturer, make etc, model No., terminal S/W version prior to vessel's delivery.

34  WAR P&I LIABILITIES INCLUSION CLAUSE
Owners to ensure that Hull War Risk insurance incorporates provisions for War P & I liabilities inclusion clause.

35  SECURITY CLAUSE (replaced by Bianco ISPS clause for TCP)
(a) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and "the Company" (as defined by the ISPS Code) shall comply with the requirements of the

ISPS Code relating to the Vessel and "the Company". Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO),
(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or "the Company" to comply with the requirements of the ISPS Code or this Clause shall be for the Owners' account.
(b) (i) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this Charter Party, shall ensure that the contact details of all sub-charterers are likewise provided to the CSO and the SSO/Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:
"The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners",
(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers' account.
(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers' account, unless such costs or expenses result solely from the Owners' negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners' account.
(d) If either party makes any payment which is for the other party's account according to this Clause, the other party shall indemnify the paying party.

36.  AIR POLLUTION CLAUSE
Owners will endeavour to comply with IMO Regulations regarding air pollution, however Charterers always to provide bunkers to the Vessel in compliance with applicable IMO Regulations.

37.  LAY-CAN AND NON-DELIVERY CLAUSE.
Deleted -  not applicable

38.  BUNKER QUALITY CLAUSE
A.
charterers to ensure that bunkers supplied during the currency of this charter shall be suitable for the vessel's engines, charterers to supply: fueloil 380 cst (iso 8217:1996(e) (and as subsequently amended) (grade ring 35) and mgo dma.

B.
without prejudice to anything else contained in this charter party, the charterers shall supply fuels of such specifications and grades to permit the vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the vessel is ordered to trade within that zone.
the charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the charterers to supply such fuels shall comply with regulations 14 and 18 of marpol annex vi, including the guidelines in respect of sampling and the provision of bunker delivery notes. The Charterers shall indemnify, defend and hold harmless the owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the charterers' failure to comply with this sub-clause (b).

C.	provided always that the charterers have fulfilled their obligations in respect of the supply of fuels in accordance with sub-clause (b), the owners warrant that:
(i)	the vessel shall comply with regulations 14 and 18 of marpol annex vi and with the requirements of any emission control zone; and
(ii)    the vessel shall be able to consume fuels of the required sulphur content when ordered by the charterers to trade within any such zone subject to having supplied the vessel with fuels in accordance with sub-clause (b), the charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the vessel's failure to comply with regulations 14 and 18 of marpol annex vi.

D.
for the purpose of this clause, "emission control zone" shall mean zones as stipulated in marpol annex vi and/or zones regulated by regional and/or national authorities such as, but not limited to, the eu and the us environmental protection agency

E.
owners use fobas (lloyds) petroleum services analysis or equivalent for determining bunker quality which charterers also recognize. charterers recognizing and accepting vps applied test methods and written sampling on board procedures.

F.
should any dispute arise as to the quality of bunkers supplied under this charter party, then owners and charterers are to immediately agree an independent surveying firm, specializing in bunker analysis to attend the vessel and analyse bunkers on board following internationally recognized test methods such asiso or similar. failing agreement within 72 hours of first notification of suspected defect in supply owners shall have the right to appoint their own surveyor whose findings shall be binding on both parties. if the analysis shows that the supply is out of specification, charterers to immediately arrange for replacement of the bunkers. all time, costs, expenses, surveys to be for charterers account. should the analysis confirm the supply is within specification, all time, costs, expenses, surveys will be for owners accounts,

G.	vessel to keep some gasoil on board for cleaning, manoevring and mandatory and operational equipment.

39.  MARINE GROWTH CLAUSE
If the Vessel stays or is laid up for more than 25 days in a port and/or anchorage and/or berth, or 15 days in tropical waters then the Owners to notify the Charterers that the vessel's performance may be affected. Owners will not be responsible for changes in the Vessel's description of speed and consumptions. Charterers to have the right to provide for scamping of underwater hull (against acceptance of Owners letter of indemnity for damages to hull and or paint (to be provided)), but Owners description to be re-instated only after the certification by an independent surveyor confirming that the hull state is recovered, except for fair wear and tear, as it was at the time of Vessel's delivery,

40.  ASSIGNMENT AND SUBLET CLAUSE
Notwithstanding any other provision of this charter, Charterers may assign all of their rights and obligations under the charter to any of Charaterers' related or affiliated company, subject to Owners approval which shall not be unreasonably withheld. Charterers shall also have the right to sublet the

Vessel, but in such an event, Charterers shall always remain responsible to Owners for the fulfilment of charter in all its terms and conditions, save that the Owners shall always be entitled to assign the benefit of this charter party to any bank(s) or other institution(s) in connection with the vessel's financing.